Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Pelkowski
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Pelkowski@westpharma.com

West Announces First-Quarter 2021 Dividend, 2021 Share Repurchase Program and Participation in Upcoming Investor Conference

Exton, PA, December 9, 2020 — West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced today that the Company's Board of Directors has approved a first-quarter 2021 dividend of $0.17 per share. The dividend will be paid on February 3, 2021, to shareholders of record as of January 20, 2021.

On December 8, 2020, the Company's Board of Directors authorized a share repurchase program for calendar-year 2021 of up to 631,000 shares of the Company's common stock from time to time on the open market or in privately-negotiated transactions, as permitted under Exchange Act Rule 10b-18. The number of shares to be repurchased and the timing of such transactions will depend on a variety of factors, including market conditions. The share repurchase program is expected to be completed by December 31, 2021. The Company's previously-authorized share repurchase program will expire on December 31, 2020.

The Company also announced that management will be presenting an overview of the business at the J.P. Morgan Healthcare Conference at 5:20 p.m. EST on Wednesday, January 13, 2021. A live audio webcast of the presentations and a copy of the presentation materials will be accessible from the Company's website at www.westpharma.com/en/investors.

About West
West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world's pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West's 2019 sales of $1.84 billion reflect the daily use of more than 100 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.